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Exodus Shares FAQ

Read the Exodus Disclosures (//support.exodus.com/article/1539-disclosures-of-exodus-movement-inc).
Learn more from our SEC Filing (https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm).

In this Article:

What is happening?

On February 26, 2021, we publicly filed with the Securities and Exchange Commission a preliminary Offering Circular for the potential offering under Regulation A of up to $75 million of shares of Class A common stock. A link to preliminary Offering Circular can be found HERE (https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm).

Help

Both accredited investors and non-accredited investors who are residents of the United States and its territories (except for the states of Arizona, Floric s) would be able to participate in the potential Regulation A offering.

If you are located outside the United States, in conjunction with the potential Regulation A offering, we currently intend to directly list our Class A common stock on the MERJ Exchange in the Republic of Seychelles. Trading in our Class A common stock on the MERJ Exchange would be limited to non-U.S. persons located outside of the U.S.

We are also exploring, if we proceed with the Regulation A offering, making our Class A common stock available for trading, no later than nine months after the qualification of the Offering, on one or more alternative trading systems ("ATS") in the United States.

The potential offering of Class A common stock under Regulation A that we are currently considering would be offered in the following manner:

- Subscriptions for the shares of Class A common stock would be made through **either the mobile or desktop versions** of the Shares App of the Exodus Wallet. The Exodus Wallet with the Shares App is currently available for download on the exodus.io website.
- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).
- Securitize, Inc., a Delaware corporation and registered transfer agent, would be the transfer agent for the Shares, and would serve both U.S. and international stockholders.
- Within nine months after the qualification of the offering, we anticipate that the shares would be represented by digital Common Stock Tokens on a blockchain and would be held in the Exodus Wallet. The ownership and transfer of the shares would still be recorded on the books of Securitize (our transfer agent), and Securitize's records will still be the definitive legal record of ownership, but the Common Stock Tokens would be recorded on a blockchain.

Our mission at Exodus is to help the world exit the traditional financial system.

With cryptocurrency reaching all-time highs, we are taking action to accelerate our growth. We plan to invest even more in the expansion of our platform, including in our product, security, and customer service teams while accelerating growth by significantly increasing our marketing efforts to attract new users to the platform.

Staying on point with our mission, rather than conducting a traditional capital raise, such as a Private Series A preferred stock offering or a fully registered initial public offering of common stock, we are considering doing something far more interesting: a more user-friendly financing option that would empower our customers to participate in our capital raise with subscriptions made directly from within the Exodus Wallet, and by using certain digital assets for the purchase of our common stock. We believe this has the potential to revolutionize fundraising. If you have not already done so, please visit our exciting new app inside of the Exodus Wallet called "Shares".

Why might I be interested in being part of Exodus' growth?

Exodus enables consumers to manage many forms of cryptocurrency in a non-custodial interface. With cryptocurrency reaching all-time highs, we are taking action to accelerate our growth. Exodus is already performing well. Going forward, we plan to invest even more in the expansion of our platform, including on product, security, and customer service teams, while accelerating growth by significantly increasing our marketing efforts to attract additional users to our platform. We are excited about our future and if you might be interested in being a part of it visit our Shares app.

Why are you looking to raise capital?

We are looking to accelerate growth and further invest in the expansion of our platform, including in software development and marketing. Rather than a traditional capital raise, such as a fully registered IPO or a private Series A preferred stock offering, we are considering raising capital through an SEC-qualified offering pursuant to Regulation A in a way that would utilize our wallet technology and that would allow people to purchase our Class A common stock by using certain digital assets.

How do I indicate my interest in a potential offering?

You'll need to go to the Shares App inside your Exodus wallet, from here you'll be able to complete your investor profile via Securitize ID and indicate interest in the Shares App.

Can I buy shares of Exodus' Class A common stock right now?

At this time, we are not offering or selling any shares of our Class A common stock. We have publicly filed a preliminary Offering Circular for the potential offering under Regulation A with the Securities and Exchange Commission. If you would like to let us know that you would be interested in this potential offering, please go to the Exodus Wallet and install the Shares app, from there you'll be able to set up your Securitize ID and register your potential interest.

In the Shares App, on the investor qualification page, what is the difference between "Accredited Investor" and "Regular individual"?

An " **Accredited Investor**" means an investor who meets certain minimum net worth or sophistication requirements that are defined in the SEC's Rule 501(a). In a potential Regulation A offering, if you are an accredited investor, you could potentially purchase the shares without the amount of your potential purchase being subject to net worth, revenue or income restrictions.

The term " **Regular Individual**" in the Shares App refers to a " **non-accredited**" investor. A non-accredited is not subject to any minimum net worth or sophistication requirements. However, in a potential Regulation A offering, if you are non-accredited investor, your potential purchase of shares would be restricted to no more than 10% of the greater of your (i) annual income or net worth (if a natural person), with annual income and net worth determined as provided in SEC Rule 501, or (ii) revenue or net assets for the most recently completed fiscal year end (if a non-natural person, such as a corporation or limited liability company).

If Exodus decides to go ahead with this Regulation A offering, when and where would I be able to purchase shares?

We are considering raising capital by selling our Common Stock through an SEC qualified offering pursuant to Regulation A, and we are currently "testing the waters" for interest. We may decide not to undertake a Regulation A offering or any other form of offering. Should we decide to move ahead with the Regulation A offering, if you have registered your interest through the Exodus Platform, we will be able to inform you about further developments when they occur.

Are you doing a traditional IPO?

No. We are considering a potential offering of up to $75 million of shares of our Class A common stock pursuant to Regulation A. Both accredited investors and non-accredited investors would be able to participate in the potential Regulation A offering.

We are considering offering our shares in potential Regulation A offering, because it would, among other things, permit us to potentially offer our shares in the following manner:

- Subscriptions for the shares of Class A common stock would be made through **either the mobile or desktop versions** of the Shares App of the Exodus Wallet. The Exodus Wallet with the Shares App is currently available for download on the exodus.io website.
- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).
- Securitize, Inc., a Delaware corporation and registered transfer agent, would be the transfer agent for the Shares.
- Within nine months after the qualification of the offering, we anticipate that the shares would be represented by digital Common Stock Tokens on a blockchain and would be held in the Exodus Wallet. The ownership and transfer of the shares would still be recorded on the books

of Securitize (our transfer agent), and Securitize's records will still be the definitive legal record of ownership.

Why are you considering this route versus a more traditional registered IPO?

Due to our positive performance to date, rather than conduct a private Series A preferred stock offering or fully registered IPO, we are exploring other financing options that, consistent with our mission, would empower our customers to participate in our capital raise through their Exodus wallets, and to purchase the common stock with certain digital assets. As such, we are considering raising capital through an SEC-qualified offering pursuant to Regulation A. We believe this has the potential to revolutionize fundraising.

Who is Securitize?

Securitize is a Delaware corporation that is registered as a transfer agent with the SEC. More information about Securitize can be found HERE (https://www.securitize.io/).

Why do I need to KYC to participate in the testing the waters?

We wanted to receive indications of interest from potential investors in the same manner as we currently plan to receive subscriptions, should we move forward with the potential offerings. The potential offerings of Class A common stock under Regulation A that we are currently considering would be offered in the following manner:

- Subscriptions for the shares of Class A common stock would be made through either the mobile or desktop versions of the Shares App of the Exodus Wallet. The Exodus Wallet with the Shares App is currently available for download on the exodus.com (http://exodus.com) website.
- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).
- Securitize, Inc., a Delaware corporation and registered transfer agent, would be the transfer agent for the Shares and would be handing the KYC process.
- Within nine months after the qualification of the offering, we anticipate that the shares would be represented by digital Common Stock Tokens on a blockchain and would be held in the Exodus Wallet. The ownership and transfer of the shares would still be recorded on the books of Securitize (our transfer agent), and Securitize's records will still be the definitive legal record of ownership.

There is no requirement that you indicate your interest to us at this time. If Exodus moves forward with its offerings, you can wait until the time that Exodus offers its shares for purchase. However, should we move forward with the offerings, KYC through Securitize will be required in order to subscribe for shares of Exodus Class A common stock.

If you decide to conduct a Regulation A offering, where will the shares trade?

At this time, we are not sure whether there would be a place for shares of our Class A common stock to trade if we conduct Regulation A offerings. We do not intend to list our common stock on a stock exchange. However, we are reviewing the possibility that shares of our common stock may be able to trade on an alternative trading system, or ATS. If you have registered your interest through the Exodus Platform, we can keep you informed about further developments when they occur.

Will you keep people who are interested updated on your progress?

Yes - first you can register your interest in the Shares app. Also, you can sign up for our newsletter to keep informed. Link to sign up: http://exodus.io/newsletter (http://exodus.io/newsletter)

I an d internationally; can I also potentially buy?

We're exploring partnerships with other entities, such as MERJ Exchange, that could potentially make Exodus shares available for those in jurisdictions outside of the USA. We'll keep you updated. Please know that your Securitize IDs will be essential to the future availability of Exodus shares.

I am located in Arizona, Texas or Florida Internationally, how can I invest?

We're exploring partnerships with alternative trading systems (ATS) such as tZero, that could potentially make Exodus shares available in your jurisdiction, which are currently blocked due to Blue Sky laws. We'll keep you updated. Please know that your Securitize IDs will be essential to the future availability of Exodus shares

How do you make money?

We derive our revenues from API integration fees (both transaction- and non-transaction-based) that we charge to third parties who develop applications that our customers can access from the Exodus Wallet through an API

How can I learn more about the company and your business model?

Exodus is the maker of the Exodus Wallet, which provides an easy-to-use interface that enables our customers to manage their crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security.

The Exodus Wallet is non-custodial, meaning that our customers' private keys are encrypted locally on their own devices and Exodus can never access or take control of our customers' funds. We derive our revenues from API integration fees (both transaction- and non-transaction-based) that we charge to third parties who develop applications that our customers can access from the Exodus Wallet through an API.

Our desktop platform was first released in December 2015 to address an underserved market opportunity by allowing customers to access advanced wallet technology on the desktop. Since the creation of the Exodus Wallet, we estimate that we have had approximately 1.25 million customers with funded wallets across our desktop and mobile platforms.

You can learn more about our company and its products by reviewing our Regulation A offering circular that we have publicly filed with the SEC here (https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm), this presentation (https://www.exodus.com/investors/documents/Exodus_Summary_FEB21.pdf), or by going to our website here (https://support.exodus.io/category/91-company) or our YouTube channel (https://www.youtube.com/channel/UCpwUeFzkWEEduSoxpil1UsA).

Bitcoin is going gangbusters. What happens to you when Bitcoin drops?

The Exodus Wallet enables our customers to manage multiple crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security and is not tied to one singular cryptocurrency.

How can I ask more questions?

Should we move ahead with the potential Regulation A offering, our transfer agent will be Securitize, who can be reached at InvestorSupport@securitize.io (mailto:InvestorSupport@securitize.io), and will be able to help you set up your Securitize ID and register your potential interest.

We have engaged an investor relations firm, LHA Investor Relations, to help ensure that our investors receive prompt responses about other aspe tential Regulation A offering, should we move forward. Moriah Shilton and Kirsten Chapman can be reached directly at exodus@lhai.com (mailto:exodus@lhai.com) or 415-433-3777.

Where can I find more information about Securitize?

Securitize is a Delaware corporation that is registered as a transfer agent with the SEC. More information about Securitize can be found HERE (https://www.securitize.io/).

Will you use the Exodus model of going public for other companies?

We are considering offering shares of our Class A common stock through Exodus wallets, and in exchange for certain digital assets. Should we choose to conduct a Regulation A offering of our Class A common stock and use the Exodus wallet, it is possible that we could license our technology (consistent with applicable regulatory considerations) so that other companies can offer their securities in a similar manner.

How does Exodus comply with OFAC sanctions requirements?

Exodus does not permit its services to be used by people or entities located in sanctioned countries or who are on the OFAC lists or other applicable restricted party lists. Exodus is committed to complying fully with all applicable laws and regulations related to export controls and trade sanctions. Exodus has appointed a Sanctions Compliance Officer, who oversees the sanctions compliance program. Exodus has implemented geo- IP blocking technology to block downloads of the Exodus Wallet, from the exodus.com website by IP addresses associated with sanctioned countries, including Iran, Cuba and North Korea. Exodus screens its employees, independent contractors, and other third party business partners against the OFAC Lists and other applicable restricted party lists. Support service representatives are prohibited from engaging in any communications with individuals or entities determined to be potentially identified on a sanctions list maintained by OFAC.

Forward-looking statements
This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "intend," "believe," or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the "Risk Factors" and "Management's Discussion & Analysis" sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements

Testing the Waters
This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement is more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. ***No money or other consideration is being solicited,*** *and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus's Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm*

(https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm). Exodus is not registered, licensed or supervised as a b r or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering under Tier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction's securities laws.

Questions? Need more assistance? Send us an email at support@exodus.com (mailto:support@exodus.com). We promise quick human help!

Exodus was co-founded by Daniel Castagnoli and JP Richardson.

Exodus is a software platform ONLY and does not conduct any independent diligence on or substantive review of any blockchain asset, digital currency, cryptocurrency or associated funds. You are fully and solely responsible for evaluating your investments, for determining whether you will exchange blockchain assets based on your own, and for all your decisions as to whether to exchange blockchain assets with Exodus. In many cases, blockchain assets you exchange on the basis of your research may not increase in value, and may decrease in value. Similarly, blockchain assets you exchange on the basis of your research may increase